UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 13, 2006
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 140.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 13, 2006, the Board of Directors of the Company, consistent with the practices of a number of other major corporations, approved the Company entering into individual indemnity agreements with each of the members of the Board of Directors implementing with more specificity the indemnification provisions provided by the Company's Restated Certificate of Incorporation dated August 2, 2000. Attached as an exhibit is the form of the Indemnity Agreement approved by the Board of Directors.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 13, 2006, Ford Motor Company committed to a plan to idle and cease production at its Twin Cities Assembly Plant in St. Paul, Minnesota, and its Norfolk Assembly Plant in Norfolk, Virginia. See our related press release, filed as Exhibit 99 and incorporated by reference herein, for a discussion of the facts and circumstances surrounding this action.

The idling of these two assembly plants is part of a plan announced by the Company on January 23, 2006, to idle 14 manufacturing facilities by 2012, including seven vehicle assembly plants, in its North American automotive operations. Associated with these plant closings, we intend to reduce total employment by 25,000 to 30,000 people during the period 2006 through 2012. In addition to the Twin Cities Assembly Plant and the Norfolk Assembly Plant, the other facilities that the Company previously announced would be idled are: the St. Louis Assembly Plant; the Atlanta Assembly Plant; the Wixom Assembly Plant; the Windsor Casting Plant; and the Batavia Transmission Plant. In addition, production at our St. Thomas Assembly Plant will be reduced to one shift. These actions will reduce Ford's North American assembly capacity by 1.2 million units, or 26%, by the end of 2008.

The special charges in 2006 associated with these actions are estimated at $2.4 billion on a pre-tax basis, which includes a pre-tax charge of approximately $1.7 billion related to costs associated with the expected layoffs and attendant jobs bank benefits (under the provisions of our collective bargaining agreements, we are required to pay idled workers who meet certain conditions substantially all of their wages and benefits for the term of the current agreements), and voluntary termination packages agreed to with our unions which we have offered and will offer to idled workers to avoid the payment of these benefits. Associated with these employee-related costs is a non-cash pre-tax charge of approximately $425 million related to a pension curtailment. In addition, associated with the idling of the plants is a pre-tax charge of approximately $280 million, primarily non-cash, of other facility related costs.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 10	Form of Indemnity Agreement	Filed with this Report
Exhibit 99	News Release dated	Filed with this Report
April 13, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: April 19, 2006	By:	/s/Peter J. Sherry, Jr.
Peter J. Sherry, Jr.
Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 10	Form of Indemnity Agreement

Exhibit 99	News Release dated April 13, 2006